Exhibit 99.(h)(3)

TRANSFER AGENCY AND SERVICE AGREEMENT

THIS AGREEMENT made as of               ,         , by and between MORGAN STANLEY INSTITUTIONAL FUND INC. (the “Fund”), on behalf of each of its investment portfolios set forth on Schedule A attached hereto, which may be amended from time to time (each, a “Portfolio” and collectively, the “Portfolios”), and MORGAN STANLEY SERVICES COMPANY INC. (“MSSCI”).

WHEREAS, the Fund desires to appoint MSSCI as its transfer agent, dividend disbursing agent and shareholder servicing agent and MSSCI desires to accept such appointment;

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE 1 - TERMS OF APPOINTMENT; DUTIES OF MSSCI

1.1           Subject to the terms and conditions set forth in this Agreement, the Fund hereby employs and appoints MSSCI to act as, and MSSCI agrees to act as, the transfer agent for each class of each Portfolio’s shares, whether now or hereafter authorized or issued (“Shares”), dividend disbursing agent and shareholder servicing agent in connection with any accumulation, open-account or similar plans provided to the holders of such Shares (“Shareholders”) and set out in the prospectuses and statement of additional information (“prospectus”) of the Fund, including without limitation any periodic investment plan or periodic withdrawal program.

1.2           MSSCI agrees that it will perform the following services, where applicable:

(a) In accordance with procedures established from time to time by agreement between the Fund and MSSCI, MSSCI shall:

(i) Receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation therefor to the custodian of the assets of the Fund (the “Custodian”);

(ii) Pursuant to purchase orders, issue the appropriate number of Shares and issue certificates therefor or hold such Shares in book form in the appropriate Shareholder account;

(iii) Receive for acceptance redemption and/or repurchase requests and redemption and/or repurchase directions, deliver the appropriate documentation therefor to the Custodian;

(iv) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption and/or repurchase, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming or repurchasing Shareholders;

(v) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

(vi) Prepare and transmit payments for dividends and distributions declared by the Fund;

(vii) Calculate any sales charges payable by a Shareholder on purchases and/or redemptions of Shares of the Fund as such charges may be reflected in the prospectus;

(viii) Maintain records of account for and advise the Fund and its Shareholders as to the foregoing; and

(ix) Record the issuance of Shares of the Fund and the Portfolios and maintain pursuant to Rule 17Ad-10(e) under the Securities Exchange Act of 1934 (“1934 Act”) a record of the total number of Shares of the Fund and the Portfolios which are authorized, based upon data provided to it by the Fund, and issued and outstanding. MSSCI shall also provide to the Fund on a regular basis the total number of Shares that are authorized, issued and outstanding and shall notify the Fund in case any proposed issue of Shares by the Fund or a Portfolio would result in an over-issuance. In case any issue of Shares would result in an over-issuance, MSSCI shall refuse to issue such Shares and shall not countersign and issue any certificates requested for such Shares. When recording the issuance of Shares, MSSCI shall have no obligation to take cognizance of any Blue Sky laws relating to the issue of sale of such Shares, which functions shall be the sole responsibility of the Fund.

(b) In addition to and not in lieu of the services set forth in the above paragraph (a), MSSCI shall:

(i) perform all of the customary services of a transfer agent, dividend disbursing agent and, as relevant, shareholder servicing agent in connection with dividend reinvestment, accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to, maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, receiving and tabulating proxies, mailing shareholder reports and prospectuses to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing appropriate forms required with respect to dividends and distributions by federal tax authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and notices and other documents related to repurchases and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders and providing Shareholder account information;

(ii) open any and all bank accounts which may be necessary or appropriate in order to provide the foregoing services; and

(iii) provide a system that will enable the Fund to monitor the total number of Shares sold in each State or other jurisdiction.

(c) In addition, the Fund shall:

(i) identify to MSSCI in writing those transactions and assets to be treated as exempt from Blue Sky reporting for each State; and

(ii) verify the inclusion on the system prior to activation of each State in which Fund shares may be sold and thereafter monitor the daily purchases and sales for shareholders in each State. The responsibility of MSSCI for the Fund’s status under the securities laws of any State or other jurisdiction is limited to the inclusion on the system of each State as to which the Fund has informed MSSCI that shares may be sold in compliance with state securities laws and the reporting of purchases and sales in each such State to the Fund as provided above and as agreed from time to time by the Fund and MSSCI.

(d)  MSSCI agrees that its duties and obligations hereunder will be performed in a competent and efficient manner with due diligence in accordance with reasonable industry practice, and that the necessary facilities, equipment and personnel for such performance will be provided. In order to assure compliance with this Section  and to implement a cooperative effort to improve and maintain the quality of transfer agency, dividend disbursing and shareholder services received by each of the Portfolios and their shareholders, MSSCI agrees to provide and maintain quantitative performance objectives, including maximum target turn-around times and maximum target error rates, for the various services provided hereunder.  MSSCI also agrees to provide a reporting system designed to provide the Board of Directors (collectively, the “Board of Directors”), of the Fund on a quarterly basis with quantitative data comparing actual performance for the period with the performance objectives. The foregoing procedures are designed to provide a basis for continuing monitoring by the Board of Directors of the quality of services rendered hereunder.

(e) MSSCI shall provide such additional services and functions not specifically described herein as may be mutually agreed between MSSCI and the Fund. Procedures applicable to such services may be established from time to time by agreement between the Fund and MSSCI.

ARTICLE 2 - FEES AND EXPENSES

2.1      For performance by MSSCI pursuant to this Agreement, the Fund agrees to pay MSSCI the fees provided in the fee schedule attached hereto as Schedule B as agreed from time to time by the Fund and MSSCI.

2.2      In addition to the amounts paid under Section 2.1 above, the Fund agrees to reimburse MSSCI promptly for the Fund’s reasonable out-of-pocket expenses or advances paid on its behalf by MSSCI in connection with its performance under this Agreement for postage, freight, envelopes, checks, drafts, continuous forms, reports and statements, telephone, telegraph, costs of outside mailing firms, necessary outside record storage costs, media for storage of records (e.g., microfilm, microfiche and computer tapes) and printing costs incurred due to special requirements of the Fund.  In addition, any other special out-of-pocket expenses paid by MSSCI at the specific request of any of the Fund will be promptly reimbursed by the requesting Fund.  Postage for mailings of dividends, proxies, Fund reports and other mailings to all shareholder accounts shall be advanced to MSSCI by the Fund three business days prior to the mailing date of such materials.

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF MSSCI

MSSCI represents and warrants to the Fund that:

3.1           It is a corporation duly organized and existing and in good standing under the laws of its jurisdiction of organization.

3.2           It is and will remain registered with the U.S. Securities and Exchange Commission (“SEC”) or other appropriate regulatory agency as a Transfer Agent pursuant to the requirements of Section 17A of the 1934 Act.

3.3           It is empowered under applicable laws and by its charter and By-Laws to enter into and perform this Agreement.

3.4           All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

3.5           It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

3.6           No legal or administrative proceedings have been instituted or threatened which would impair MSSCI’s ability to perform its duties and obligations under the Agreement.

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF THE FUND

The Fund represents and warrants to MSSCI that:

4.1           It is duly organized and existing and in good standing under the laws of its jurisdiction of organization.

4.2           It is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement.

4.3           All requisite proceedings necessary to authorize it to enter into and perform this Agreement have been taken.

4.4           It is an open-end management investment company registered with the SEC under the Investment Company Act of 1940, as amended (the “1940 Act”).

4.5           A registration statement under the Securities Act of 1933 (the “1933 Act”) is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of each Portfolio being offered for sale.

ARTICLE 5 - DUTY OF CARE AND INDEMNIFICATION

5.1  MSSCI shall at all times act in good faith and agrees to use its best efforts within reasonable time limits to insure the accuracy of all services performed under this Agreement. MSSCI shall not be responsible for, and the Fund shall indemnify and hold MSSCI harmless from and against, any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability (collectively, “Losses”) arising out of or attributable to:

(a) All actions of MSSCI or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith with due diligence and without negligence or willful misconduct.

(b) The Fund’s refusal or failure to comply with the terms of this Agreement, or which arise out of the Fund’s lack of good faith, negligence or willful misconduct or which arise out of breach of any representation or warranty of the Fund hereunder.

(c) The reasonable reliance on or use by MSSCI or its agents or subcontractors of information, records and documents which (i) are received by MSSCI or its agents or subcontractors and furnished to it by or on behalf of the Fund, and (ii) have been prepared and/or maintained by the Fund or any other person or firm on behalf of the Fund.

(d) The reasonable reliance on, or the carrying out by MSSCI or its agents or subcontractors of, any instructions or requests of the Fund.

(e) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities or Blue Sky laws of any State or other jurisdiction that notice of offering of such Shares in such State or other jurisdiction or in violation of any stop order or other determination or ruling by any federal agency or any State or other jurisdiction with respect to the offer or sale of such Shares in such State or other jurisdiction unless such violation results from any failure by MSSCI to comply with written instructions of the Fund that no offers or sales of the Fund’s shares be made in general or to the residents of a particular state.

5.2  MSSCI shall indemnify and hold the Fund harmless from or against any and all Losses arising out of or attributable to any action or failure or omission to act by MSSCI as a result of the lack of good faith, negligence, willful misconduct, or the breach of any representation or warranty of MSSCI, its officers, employees or agents.

5.3  At any time, MSSCI may apply to any authorized officer of any of the Fund for instructions, and may consult with legal counsel to the Fund, with respect to any matter arising in connection with the services to be performed by MSSCI under this Agreement, and MSSCI and its agents or subcontractors shall not be liable and shall be indemnified by the Fund for any action taken or omitted by it in good faith and in reasonable reliance upon such instructions or upon the opinion of such counsel. MSSCI, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided to MSSCI or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund. MSSCI, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signature of the officers of the Fund, and the proper countersignature of any former transfer agent or registrar, or of a co-transfer agent or co-registrar.

5.4  In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

5.5  Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any act or failure to act hereunder.

5.6  In order that the indemnification provisions contained in this Article 5 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party’s prior written consent (which consent shall not be unreasonably withheld).

ARTICLE 6 - DOCUMENTS AND COVENANTS OF THE FUND AND MSSCI

6.1  The Fund shall furnish to MSSCI at the request of MSSCI the following:

(a) A certified copy of the resolution of the Board of Directors of the Fund authorizing the appointment of MSSCI and the execution and delivery of this Agreement; and

(b)  A copy of the organizational documents of the Fund and all amendments thereto.

6.2  MSSCI hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of Share certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

6.3  MSSCI shall prepare and keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable and as required by applicable laws and regulations. To the extent required by Section 31 of the 1940 Act, and the rules and regulations thereunder, MSSCI agrees that all such records prepared or maintained by MSSCI relating to the services performed by MSSCI hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section 31 of the 1940 Act, and the rules and regulations thereunder, and will be surrendered promptly to the Fund on and in accordance with its request.

6.4  MSSCI and the Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential and shall not be voluntarily disclosed to any other person except as may be required by law or with the prior consent of MSSCI and the Fund.

6.5  In case of any request or demands for the inspection of the Shareholder records of any Fund, MSSCI will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection. MSSCI reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

ARTICLE 7 - DURATION AND TERMINATION OF AGREEMENT

7.1  This Agreement shall remain in full force and effect from year-to-year unless terminated by either party as provided in Section 7.2 hereof.

7.2  This Agreement may be terminated for good and reasonable cause at any time by any party on 60 days’ written notice to the other party without payment of any penalty.

7.3  Any unpaid fees or reimbursable expenses payable to MSSCI at the termination date of this Agreement shall be due on that termination date.  MSSCI agrees to use its best efforts to cooperate with the Fund and the successor transfer, dividend disbursement, or shareholder servicing agent or agents in accomplishing an orderly transition.

ARTICLE 8 - ASSIGNMENT

8.1  Except as provided in Section 8.3 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

8.2  This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

8.3     MSSCI may, in its sole discretion and without further consent by the Fund, subcontract, in whole or in part, for the performance of its obligations and duties hereunder with any person or entity including but not limited to companies which are affiliated with MSSCI; provided, however, that such person or entity has and maintains the qualifications, if any, required to perform such obligations and duties, and that MSSCI shall be as fully responsible to the Fund for the acts and omissions of any agent or subcontractor as it is for its own acts or omissions under this Agreement.

ARTICLE 9 - AFFILIATIONS

9.1     It is understood and agreed that the members of the Board of Directors, officers, employees, agents and shareholders of the Fund, and the directors, officers, employees, agents and shareholders of the Fund’s investment adviser and/or distributor, are or may be interested in MSSCI as directors, officers, employees, agents and shareholders or otherwise, and that the directors, officers, employees, agents and shareholders of MSSCI may be interested in the Fund as members of the Board of Directors, officers, employees, agents and shareholders or otherwise, or in the investment adviser and/or distributor as directors, officers, employees, agents, shareholders or otherwise.

ARTICLE 10 - AMENDMENT

10.1   This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Directors of the Fund.  Additionally, a Portfolio may be added to Schedule A to this Agreement upon notice from the Fund to MSSCI.

ARTICLE 11 - APPLICABLE LAW

11.1   This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York, without giving effect to the conflict of law principles thereof.

11.2   (a) Any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination or validity thereof, shall be finally settled by arbitration in accordance with the Expedited Procedures of the commercial arbitration Rules of the American Arbitration Association (the “AAA”) then in effect (the “Rules”).  The arbitration shall be held in New York, New York.

(b) There shall be one arbitrator who shall be selected jointly by the parties.  If the parties are unable to agree on an arbitrator within 15 days after a demand for arbitration is made by a party, the arbitrator shall be appointed by the AAA in accordance with the Rules.  The hearing shall be held within 90 days of the appointment of the arbitrator.  Notwithstanding the Expedited Procedures of the Rules, the arbitrator, at his discretion, may schedule additional days of hearings.

(c) Either party may, without inconsistency with this Agreement, seek from a court any interim or provisional relief in aid of arbitration, pending the establishment of the arbitral tribunal.  The parties hereby submit to the exclusive jurisdiction of the federal and state courts located in the Southern District of the State of New York for any such relief in aid of arbitration, or for any relief relating to arbitration, except for the enforcement of an arbitral award which may be enforced in any court having jurisdiction.

(d) Any arbitration proceedings or award rendered hereunder and the validity, effect and interpretation of this Section 11.2 shall be governed by the Federal Arbitration Act (9 U.S.C. Sections 1 et seq.)  The award shall be final and binding upon the parties.  Judgment upon any award may be entered in any court having jurisdiction.

(e) This Agreement and the rights and obligations of the parties shall remain in full force and effect pending the award in any arbitration proceeding hereunder.

ARTICLE 12 - MISCELLANEOUS

12.1         The execution of this Agreement has been authorized by the Fund’s Board of Directors. This Agreement is executed on behalf of the Fund or the Board of Directors of the Fund as directors or trustees (as the case may be) and not individually and the obligations of this Agreement are not binding upon any of the directors or trustees (as the case may be), officers or shareholders of the Fund individually but are binding only upon the assets and property of the Fund.

12.2         All obligations of the Portfolios under this Agreement shall apply on a Portfolio-by-Portfolio basis and the assets of one Portfolio shall not be liable for the obligations of any other.

12.3         In the event of a change in the business or regulatory environment affecting all or any portion of this Agreement, the parties hereto agree to renegotiate such affected portions in good faith.

12.4         Any notice or other instrument authorized or required by this Agreement to be given in writing to the Fund or to MSSCI shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

To the Fund:

Morgan Stanley Institutional Fund, Inc.
522 Fifth Avenue
New York, New York 10036

Attention: General Counsel

To MSSCI:

Morgan Stanley Services Company Inc.
Harborside Financial Center
Plaza Two
Jersey City, New Jersey 07311

Attention: President

ARTICLE 13 - MERGER OF AGREEMENT

13.1   This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

MORGAN STANLEY INSTITUTIONAL FUND, INC. ON BEHALF OF EACH OF THE PORTFOLIOS LISTED ON SCHEDULE A HERETO

By:

Name:

Title:

Attest:

Name:

Title:

MORGAN STANLEY SERVICES COMPANY INC.

By:

Name:

Title:

Attest:

Name:

Title:

SCHEDULE A

(AS OF 6/9/2008)

SCHEDULE B

TRANSFER AGENCY FEE SCHEDULE:

-     EACH FUND CLASS AT $3,000 PER YEAR

-     REGULAR ACCOUNT MAINTENANCE AT $15 PER YEAR

-     TELEPHONE CALL COVERAGE AT $3 PER CALL

-     MANUAL TRANSACTION CHARGE AT $3 PER TRANSACTION

-     AUTOMATED TRANSACTIONS AT $0.75 PER TRANSACTION

-     CUSTOMIZED PROGRAMMING AT COST

-     OUT OF POCKET EXPENSES  AT COST